Exhibit 99.4

David W. Trench, Esq.
Tel 305.350.2359
Fax 305.351.2261
 dtrench@bilzin.com

June 5, 2008

BY E-MAIL
Mark S. Dobin, Esq.
Dobin & Jenks, LLP
120 Intracoastal Pointe Drive
Suite 100
Jupiter, FL 33477

Re:	Resignations Submitted by Dyadic’s Senior Managers

Dear Mark:

As you know, we are primary outside counsel to Dyadic International, Inc. (“Dyadic” or the “Company”).  The Company is in receipt of five substantially identical letters of resignation (the “Resignation Letters”) delivered by your clients, Lisa De La Pointe, Sasha Bondar, Daniel Michalopoulos, Kent Sproat, and Bill Kling, all of whom are members of senior management of the Company (the “Senior Managers”), dated June 2, 2008.  I understand that these letters replace and supersede the letters of resignation you sent to me on May 30, 2008 on behalf of the Senior Managers.

Each Senior Manager’s Resignation Letter states that he or she will resign from the Company, effective June 20, 2008, if the Company provides certain assurances to the Senior Manager and that, if the Company cannot provide those assurances, then the resignations will be effective June 13, 2008.  In order to obtain clarification about the Senior Managers’ status for the critical period between today and June 20th, Dyadic is willing to provide some, but not all, of the assurances the Senior Managers seek.  Specifically, if the Senior Managers agree to continue to perform their day-to-day job responsibilities at the Company and to use reasonable efforts to assist with a smooth and orderly transition to new management, then on June 13, 2008 Dyadic will pay the Senior Managers’ salaries for and through the week of June 16th, unused PTO in accordance with the Company’s current vacation/PTO policy and any unpaid expense account monies due.  This payment is without prejudice to the Company’s rights and each Senior Manager’s obligations under their employment agreements or otherwise concerning any obligation to pay severance.  I am unaware of any earned and unpaid commissions, bonuses or other properly owing payments due.  If you believe there are any, please tell me and I will discuss this with the Company.

Dyadic will not be making any severance payments as requested in the Resignation Letters, as no such payments are properly due.  While Dyadic recognizes the Senior Managers’ argument that they have been constructively terminated without cause from their positions at the Company, Dyadic emphatically disputes that the Senior Managers have been or will be constructively terminated prior to the annual stockholders meeting scheduled to be held on June 20, 2008.

As you know, Mr. Emalfarb was terminated “for cause” as an officer of the Company in September 2007, and has not been reinstated in any officer or supervisory capacity.  Since that date, the Executive Committee of Dyadic’s Board of Directors has taken substantial steps in an effort to ensure that Mr. Emalfarb does not act in any capacity as an officer or employee of the Company.  While the Executive Committee recently allowed Mr. Emalfarb to assist with its Strategic Value Maximization Process – because it deemed his participation and assistance to be in the best interest of Dyadic and its stockholders – Dyadic has not appointed Mr. Emalfarb as a “de facto CEO” or officer.  In fact, the Executive Committee has taken great pains to make clear that Mr. Emalfarb does not have access to employees who are not willing to meet with him.  Since it became clear that Mr. Emalfarb acquired irrevocable proxies for over 50% of Dyadic’s voting stock enabling him effectively to control the outcome of the director elections at the annual stockholders’ meeting on June 20, 2008, the Executive Committee has also worked with Mr. Emalfarb in an effort to facilitate an orderly transition; the Executive Committee, however, has not given Mr. Emalfarb unfettered access to Dyadic’s offices or other facilities.  Although the Executive Committee understands that Mr. Emalfarb visited Dyadic’s Jupiter lab unannounced and without permission and spoke to certain employees there, Mr. Emalfarb was promptly advised that this was inappropriate and that any further visits to Dyadic facilities, without prior notice and permission, would not be tolerated.

If there are future events, the occurrence of which your clients desire to argue will result in their constructive termination, they will not occur before the election of the slate of directors Mr. Emalfarb has nominated and the resulting changes in the composition of the board of directors of Dyadic.  Therefore, to the extent you believe your clients are entitled to any severance payments (under their employment agreements or otherwise), Dyadic submits that this is a matter for you and your clients to take up with the Board of Directors following June 20th.

Please confirm to me in writing by 2 p.m. today, that each of the Senior Managers will continue to work at Dyadic and assist with the transition, as outlined above.  Please feel free to contact me to discuss any of these issues further.

Sincerely,

/s/ David W. Trench

David W. Trench

cc:           Executive Committee of the Board of Directors,
   Dyadic International, Inc.